WAIVER AND MODIFICATION AGREEMENT

This Waiver and Modification Agreement (the "Agreement") is dated as of this 26th day of April 1996, and is by and between Ultra Pac, Inc., a Minnesota corporation (the "Borrower"), and AmeriBank, a Minnesota Banking corporation (the "Bank").

WHEREAS, Borrower is indebted to Bank for the total principal amount of $926,993.29 as evidenced by the Combination Mortgage, Security Agreement, Assignment of Rents and Fixture Financing Statement (the "Mortgage Agreement") and the Promissory Note (the "Note") both dated May 28, 1993;

WHEREAS, Borrower has requested the waiver of certain covenant defaults for Borrower's fiscal year 1996 (year ended January 31, 1996) within the letter dated April 17, 1996, attached hereto as Exhibit A; and

WHEREAS, Borrower has requested certain amendments to specific covenant levels within the Mortgage Agreement for its fiscal year 1997.

NOW THEREFORE, in consideration of its requirements contained herein, and each intending to be to be legally bound hereby, the parties agree as follows:

                                COVENANT WAIVERS

Those specific defaults of covenant levels required under Section 1.6
(03)(a),(b),(c), and (e) of the Mortgage Agreement are hereby waived solely for the Borrower's fiscal year end 1996.

Norwest Bank Minnesota, N.A. has required that Borrower comply with four financial covenants and corresponding covenant levels for each month beginning with April 1996 through May 1998. Bank hereby agrees to eliminate the previous covenant requirements under Section 1.6 (03)(a), (c), and (e) of the Mortgage Agreement. Effective as of the date of this Agreement, Bank and Borrower agree to incorporate the covenant requirements of Norwest into the Mortgage Agreement, that such covenant levels shall not deviate substantially from those levels detailed in Exhibit B attached hereto, and that a default under the amended Norwest covenant levels shall result in a default under the Mortgage Agreement and related Promissory Note, as defined therein.

                             MATURITY DATE AMENDMENT

In consideration for the waivers and amendments provided above, Bank and Borrower agree to further amend the Maturity Date of the Note, as defined therein. The definition of Maturity Date under Section 1.06 of the Promissory Note dated May 28, 1993 shall be amended to read as follows:

"Maturity Date" shall mean the last day of the fourth (4) Loan Year, or such earlier date on which this Note becomes due and payable at the election of Holder."

Accordingly, the Maturity Date of the Promissory Note shall now be June 1, 1997 rather than the original Maturity Date of June 1, 2003. Any reference to the maturity date of the Note within the Mortgage Agreement shall now reflect the new definition above.

All other terms and conditions under the Note, the Mortgage Agreement and related documents shall remain in full force and effect, and the above waivers and amendments to Section 1.6 of the Mortgage Agreement, and the modification to
Section 1.06 of the Promissory Note, shall be the only changes, alterations, or modifications permitted herein. By signing below, Borrower also reaffirms all representations and warranties made to Bank within the Mortgage Agreement, Assignment of Leases and Rents, Indemnification Agreement, and related documents.

In consideration of the covenant waiver and amendments by Bank, Borrower, for and on behalf of itself, its officers, agents, assigns, directors, and shareholders, agrees to, and hereby does, release, acquit, and forever discharge Bank, its officers, directors, and shareholders, agents, and assigns, in each and all thereof, all and from any and all manner of action or actions, suits, claims, damages, judgements, levies, and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, whether based on tort, contract, or any other theory of recovery, whether based on federal, state, or local laws, ordinances, regulations, orders, or applicable constitutional or common law, or statutory provisions, and whether for compensatory or punitive damages which Borrower, its officers, directors, shareholders, and/or successors ever had, has, or ever can, shall or may have or claim to have against Bank, or upon or by reason of all loans and related activities prior to the date of this Agreement and any activities associated therewith, and under the Mortgage Agreement, Promissory Note, and any related documents.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

ULTRA PAC, INC.                         AMERIBANK

BY:  /s/ Brad Yopp                      BY:  (ILLEGIBLE)
ITS: CFO                                ITS: Senior Vice President

The terms and conditions of the Waiver and Modification Agreement above are hereby accepted and agreed to by The Highland Bank as of the date of the Agreement.

HIGHLAND BANK

BY: (ILLEGIBLE)
ITS: Senior Vice President


Mr. Doug Van Metre / April 17, 1996
Senior Vice President
AmeriBank
1809 Plymouth Road S.1
Plymouth, MN 55305

Dear Doug:

As per the Mortgage Agreement dated May 28, 1993 between Ultra Pac, Inc. and AmeriBank, Ultra Pac, Inc. hereby serves notice that it is in default of Section
1.6 Items 03(a,b,c,e) which require Ultra Pac, Inc. to: 1.) maintain a total debt to tangible net worth ratio not to exceed 1.75:1.0; 2.) maintain a minimum cash flow coverage ratio of 1.30:1.0; 3.) maintain a minimum tangible net worth of at least $11,000,000; and 4.) not incur a reduction in tangible net worth of more than ten percent (10%) of tangible net worth for the previous fiscal year.

As you are well aware of, we are in non compliance with covenants with other lenders as well and are vigorously working with them to resolve the issue of non compliance. We are negotiating with each of those lenders for either a deferral of principal payments during fiscal 1997 or in one situation asking for an additional infusion of working capital. We have requested that each lender, where applicable, to provide a waiver of the covenant violations as of January 31, 1996 and an agreement to amend the covenants for our fiscal year 1997 ending January 31, 1997.

I hereby request that the defaults, as discussed above, be waived by AmeriBank and that such waiver be sent in writing to my attention. In addition, I'm also requesting your agreement, in writing, that you will amend the covenants for fiscal 1997 ending January 31, 1997. Should you have any questions, please give me a call.

Sincerely,


/s/ Brad C. Yopp

Brad C. Yopp
Chief Financial Officer



                 Exhibit B to Waiver and Modification Agreement
                        ULTRA PAC COVENANT REQUIREMENTS

                                                       Minimum        Maximum
                        YTD            Maximum         Tangible       Debt to
                        Pre-Tax         Days             Net        Tangible Net
Fiscal Year 1997        Income(1)     Inventory(2)     Worth(3)       Worth(4)

 Apr                    (770)           77              8,550           4.70
 May                    (590)           68              8,680           4.55
 Jun                    (410)           68              8,780           4.40
 Jul                    (340)           68              8,810           4.25
 Aug                    (280)           65              8,840           4.15
 Sept                   (290)           65              8,820           4.05
 Oct                    (350)           65              8,770           4.00
 Nov                    (390)           71              8,730           4.00
 Dec                    (340)           71              8,750           4.00
 Jan                    (220)           71              8,800           3.95

Fiscal Year 1998

 Feb                    (625)           65              8,400           4.00
 Mar                    (575)           65              8,460           4.05
 Apr                    (385)           65              8,575           4.00
 May                    -0-             65              8,820           3.90

(1) Minimum YTD Pre-tax Income: (calculated monthly on YTD basis; consistent with minimum Debt Service Coverage ratio of 1.50: 1). NOTE: Numbers in thousands of dollars.

(2) Maximum Days Inventory: (month-end inventory divided by average daily Cost of Sales over last 3 fiscal months).

(3) Minimum Tangible Net Worth (TNW): (calculated as of the end of each month; earnings cushion consistent with minimum pre-tax income covenant). NOTE:
      Numbers in thousands of dollars.

(4) Maximum Debt/TNW: (total liabilities divided by TNW; provides for approximately 1% negative variance in total liabilities and allowed earnings variance per maximum TNW covenant).

All current definitions and terms to be defined by Generally Accepted Accounting Principles.

4/26/96